Exhibit 5.1

[LETTERHEAD OF LATHAM & WATKINS LLP]

September 17, 2010

The Spectranetics Corporation

9965 Federal Drive

Colorado Springs, CO 80921

Re:                               Registration Statement on Form S-8;
1,111,468 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to The Spectranetics Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 1,111,468 shares of common stock, $0.001 par value per share (the “Shares”), issuable under The Spectranetics Corporation 2006 Incentive Award Plan, as amended (the “Plan”).  The Shares are included in a registration statement on Form S—8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 17, 2010 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have assumed that proceedings to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to the Plan will be timely completed in the manner presently proposed by the Plan, and relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares have been issued and delivered by the Company against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), and assuming the Company completes all other actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP